Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

Jefferson Capital, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock issuable upon the exercise of outstanding stock options under the Registrant’s 2025 Incentive Award Plan (the “2025 Plan”)	457(h)	457,542(2)	$24.81(3)	$11,351,617.02	0.00015310	$1,737.93
Equity	Common stock reserved for future issuance under the 2025 Plan	457(h)	5,948,467(4)	$15.00(5)	$89,227,005.00	0.00015310	$13,660.65
Total Offering Amounts					$100,578,622.02		15,398.58
Total Fee Offsets							N/A
Net Fee Due							15,398.58

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (“Registration Statement”) shall also cover any additional shares of common stock that become issuable under the above-named plan, by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that results in an increase to the number of outstanding shares of common stock, as applicable.
(2)	Represents 457,542 shares of the Registrant’s common stock issuable upon the exercise of outstanding stock options previously granted under the 2025 Plan, at a weighted-average exercise price of $24.81 per share.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on $24.81 per share, which is the weighted-average exercise price of the outstanding stock options granted under the 2025 Incentive Award Plan being registered.
(4)	Represents 5,948,467 shares of the Registrant’s common stock reserved for issuance under the 2025 Plan (representing the 6,406,009 shares reserved for issuance under the 2025 Plan less the number of shares reserved for issuance upon the exercise of previously granted stock options under the 2025 Plan). The number of shares of common stock reserved for issuance under the 2025 Plan will automatically increase on January 1 of each calendar year from January 1, 2026 through (and including) January 1, 2035, by that number of shares equal to the lesser of (i) 5% of the aggregate number of shares outstanding as of the last day of the immediately preceding fiscal year and (ii) such smaller number of shares as is determined by the board of directors of the Registrant.
(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the initial public offering price of the common stock of $15.00 per share, as set forth in the Registrant’s Registration Statement on Form S-1 (File No. 333-287488), as amended (the “S-1 Registration Statement”), that was declared effective on June 25, 2025.